Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

March 13, 2020
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Fourth Quarter 2019 Results

CLEVELAND, OHIO, March 13, 2020 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and twelve-month periods ended December 31, 2019.

For the quarter ended December 31, 2019, sales were $21.1 million compared with $21.1 million in the same period last year.  In this quarter, the Company recorded operating income of $2.6 million compared with operating income of $2.4 million in the same period last year, an increase of 8%.  Net income was $1.7 million, or $0.51 per fully diluted share, compared to $1.3 million, or $0.43 per fully diluted share in the prior year.

For the twelve months ended December 31, 2019, sales were $89.7 million compared with $66.4 million in the same period last year, an increase of 35%.  In this twelve-month period, the Company recorded operating income of $10.5 million compared with operating income of $7.3 million last year, an increase of 44%.  The increases in sales and operating income were the result of the acquisition of CAD Enterprises effective July 1, 2018 and organic growth in the other operating segments. Net income was $7.0 million, or $2.13 per fully diluted share, compared with net income of $3.6 million, or $1.14 per fully diluted share last year, an increase of 93%.

Brian Powers, Chairman and CEO, stated “We are pleased with the profitable growth of our business in 2019.  Our recent acquisition of Marine Products International is expected to add approximately $18 million in annual revenue and be immediately accretive to earnings. Crawford United continues to actively seek strategic and opportunistic acquisitions, in addition to our focus on organic growth within our existing business segments.”

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. The company currently operates three business segments. The Aerospace Components business specializes in highly complex precision components for customers in the commercial and military aviation industry, offering complete end-to-end engineering, machining, grinding, welding, brazing, heat treat, and assembly solutions. The Commercial Air Handling business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions. The Industrial Hose business is a premier manufacturer of flexible interlocking metal hoses and a distributor of a full line of branded silicone, plastic, rubber and hydraulic hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements, or other statements made by the company, are made based upon management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the company’s ability to successfully integrate acquisitions, including the acquisition of MPI Products Inc. (dba Marine Products International), and manage the larger operations of the combined businesses, the company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the company operates, which includes several competitors with greater financial resources and larger sales organizations, the company’s ability to capitalize on market opportunities in certain sectors, the company’s ability to obtain cost effective financing and the company’s ability to satisfy obligations under is financing arrangements, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:  Brian E. Powers, 216-243-2449

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2019		2018		2019		2018
Sales	$21,103,123	100%	$21,135,277	100%	$89,698,527	100%	$66,378,306	100%
Cost of Sales	16,572,872	79%	16,674,718	79%	70,123,892	78%	51,074,339	77%
Gross Profit	4,530,251	21%	4,460,559	21%	19,574,635	22%	15,303,967	23%

Operating Expenses:
Product development	-	0%	-	0%	-	0%	220,418	0%
Selling, general and administrative expenses	1,940,988	9%	2,077,409	10%	9,063,969	10%	7,769,090	12%
Operating Income	2,589,263	12%	2,383,150	11%	10,510,666	12%	7,314,459	11%

Other (Income) Expenses:
Interest charges	184,197	1%	295,649	1%	1,056,843	1%	749,021	1%
Loss on sale of business	-	0%	-	0%	-	0%	1,160,574	2%
Other (income) expense	32,669	0%	(82,544)	0%	34,333	0%	123,134	0%
Total Other (Income) and Expenses	216,866	1%	213,105	1%	1,091,176	1%	2,032,729	3%
Income before Income Taxes	2,372,397	11%	2,170,045	10%	9,419,490	11%	5,281,730	8%
Income tax expense	664,339	3%	821,882	4%	2,439,627	3%	1,668,020	3%
Net income	$1,708,058	8%	$1,348,163	6%	$6,979,863	8%	$3,613,710	5%

Net income per common share
Basic	$0.58		$0.50		$2.45		$1.29
Diluted	$0.51		$0.43		$2.13		$1.14

Weighted average shares outstanding
Basic	2,959,024		2,720,654		2,849,239		2,799,706
Diluted	3,352,689		3,138,795		3,277,857		3,181,572